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                                                                    Exhibit 3.3


                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                            AMERISOURCE CORPORATION


     AMERISOURCE CORPORATION (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

     A. The name of the corporation is AMERISOURCE CORPORATION. The Corporation was originally incorporated under the same name and the date of filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 24, 1985.

     B. This Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this Corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

     C. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware.

     D. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read in its entirety as follows:

         1.   Name.   The name of the Corporation is AmeriSource Corporation.
              ----

         2.   Registered Office and Agent.   The address of the Corporation's
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registered office in the State of Delaware is 1209 Orange Street, in the City of
Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

         3.   Purpose.  The purposes for which the Corporation is formed are to
              -------
engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

         4.   Authorized Capital.  The aggregate number of shares of stock which
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the Corporation shall have authority to issue is One Thousand (1,000) shares, all of which are of one class and are designated as Common Stock and each of which has a par value of $.01.


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                                     -2-


     5.   Bylaws. The board of directors of the Corporation is authorized to
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adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

     6.   Election of Directors. Election of directors need not be by written
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ballot unless the bylaws of the Corporation shall so provide.

     7.   Right to Amend. The Corporation reserves the right to amend any
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provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

     8.   Limitation on Liability. The directors of the Corporation shall be
          -----------------------
entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 8 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     IN WITNESS WHEREOF, the undersigned corporation has caused this Restated Certificate of Incorporation to be executed in its name by its duly authorized representatives this 28th day of August, 1990.


                                       AMERISOURCE CORPORATION


                                       By:/s/ Donald E. Steinbacher
                                          -------------------------
                                          Donald E. Steinbacher
                                          Vice President, Administration
[Corporate Seal]

ATTEST:

By:/s/ Teresa T. Ciccotelli
   ------------------------
   Teresa T. Ciccotelli
   Secretary